UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12.

DIGITAL INSIGHT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Digital Insight Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Digital Insight Corporation

Commission File No.: 000-27459

To: All Digital Insight Employees

From: Jeff Stiefler

Subject: Important Announcement

Date: November 30, 2006

I could not be more pleased or excited to announce that DI has entered into a definitive agreement to be acquired by Intuit. The details of this agreement are outlined in the attached press release. I’d like to share with you my thoughts about this important development and describe what it means for DI and for all of you.

Today at 10 AM PST, Steve Bennett, Intuit’s CEO and I, will be conducting a Town Hall meeting with our Westlake and Calabasas employees. We’ve arranged for this meeting to be transmitted via live satellite broadcast to designated sites in Georgia and Sacramento. Remote employees will be joining via phone. Meeting details will be forwarded to you in a separate e-mail. Over the course of the next several weeks, Steve and I will be visiting each DI location to share our vision for the combined company and address any questions or concerns you might have.

Background on Today’s Announcement with Intuit

Over the past 18 months, the SMT and our Board of Directors have explored a wide range of strategic options for DI. We had been extremely successful to this point in our history and our future prospects as an independent company looked good.

Nonetheless, we concluded that, over the long term, we would be able to better serve our customers and business partners and, by extension, create better career opportunities for you, by being part of a larger company. We sought a partner with the vision and resources to allow us to invest more aggressively in delivering best-of-breed solutions and with some complementary capabilities which, in combination with DI’s, would strengthen our market leadership position.

Key Considerations In Choosing a Partner

We met or talked with a number of the companies we felt might become an attractive partner and concluded that Intuit best met our evaluation criteria. Here were some of the key considerations that led to our choosing Intuit:

➢

Intuit and DI together have the full set of capabilities needed to reinvent online financial services, just as we pioneered the development of the first generation of online banking. For example, while DI has deep knowledge of and great relationships with financial institutions, Intuit has a remarkably strong franchise with consumer and business end users. Intuit, TurboTax, QuickBooks and Quicken rank among the world’s most widely recognized and respected brands. While DI has a world-class delivery system and distribution channel, Intuit has world-class content. While DI has the capability to build and manage big, complex operating systems, Intuit is renowned for developing and delivering simple, easy-to-use solutions. We believe we can build on this unique set of capabilities to deliver next generation online financial services, do it better and faster than anyone else, and, in the process, do a better job for our clients and partners.

➢	DI will play an important role in leading and building the combined company. Unlike most acquisitions, we are not planning to eliminate any jobs or change any reporting relationships. Intuit is relying on DI to lead a new Financial Institutions division within Intuit which, along with Small Business and Tax, will be one of the Company’s 3 major lines of business. Intuit has identified financial institutions as representing a major new growth opportunity and Digital Insight as having the knowledge, skill, and experience Intuit does not have required to serve that market. That’s why they decided to acquire us and why all of us are needed. I will continue to lead the DI business as the Division’s President and the current Senior Management Team will all continue in their current positions.

➢	DI and Intuit have already worked together successfully as partners. We have been working with Intuit for the past 9 months to develop what we believe will be a revolutionary new product for a large segment of the small business market. This experience taught us that, together, we can create extraordinary new growth opportunities for both companies and our collective employees. We also developed a high level of mutual trust and respect for each other and learned that our people and cultures are compatible.

➢	Joining forces with Intuit doesn’t compromise in any way our ability to work closely with key business partners, particularly core processors. To the contrary, we see our combined capabilities as enabling us to strengthen these relationships and move them to a more strategic level by delivering new and innovative products and services that are truly unique in the marketplace.

➢

Finally and importantly, Intuit has a well-deserved reputation as being a great place to work for employees. Intuit has ranked among Fortune Magazine’s “Top 100 Companies to Work For” for the past 5 years in a row. Intuit’s compensation and benefits programs are equal to or better than DI’s in virtually every case. For example, as an Intuit employee, everyone at every level of the organization will participate in a performance-based bonus program. The Company is committed to helping people fully develop their capabilities and careers. The Company is widely recognized as a leader in creating an attractive work environment that rewards innovation, employee involvement, and risk-taking. Steve Bennett, Intuit’s CEO, and other Intuit executives describe the culture they have built as providing a significant competitive advantage to them in competing for both employees and customers. I have attached a recent Fortune article to provide more insight and background.

The transaction with Intuit is expected to close in the first calendar quarter of 2007

From a timing perspective, we expect it will take us about two months to secure the regulatory and shareholder approvals required for a transaction of this type and that the transaction will close during the first calendar quarter of 2007. Until then, we’ll continue our planning initiatives to insure an efficient and smooth integration of the companies’ operations. Prior to closing, both companies are required by law to operate as completely independent entities and to deal with each other on an arms length basis. If you have any questions about this requirement or need further clarification, contact Samanthe Beck, VP and Acting General Counsel.

For Additional Information

➢	The best place to review additional information about Intuit is to visit the company’s website: www.intuit.com

➢	An Intranet channel has been launched that contains FAQ’s, tools and resources and will be updated as new information becomes available about the transition.

➢	Your management will be meeting with you on an ongoing basis to share information and address any questions or concerns you may have.

➢	Your HR and Organizational Development representatives are also available to provide support throughout this transition.

Steve and I are looking forward to getting together with you at the upcoming all hands meetings. Meanwhile, if you have any questions or comments, feel free to send them to me. I’ll respond as quickly as I can.

I’m really excited about this next chapter in the history of what has been, since its founding 11 years ago, a truly remarkable company. We’ve earned the opportunity to join with Intuit because of the great work all of you have been doing.

While any change is a bit unnerving, I believe strongly that the decision to join forces with Intuit is a clear win for everyone involved with Digital Insight. Our shareholders, including employee shareholders, get the benefit and certainty of a higher stock price. Clients and partners benefit because we will be able to deliver innovative products, services, and capabilities they won’t be able to get from anyone else. And all of you will benefit from having the best of both worlds: the ability to continue to work with your DI colleagues in the same locations and organizational structure combined with and the added resources, expanded capabilities, and great new programs offered by Intuit.

I appreciate everything you’ve done to create this opportunity.

Jeff

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Digital Insight intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF DIGITAL INSIGHT ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY DIGITAL INSIGHT WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by Digital Insight with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Digital Insight may obtain free copies of the documents filed with the SEC by contacting Digital Insight’s Investor Relations at 26025 Mureau Road, Calabasas, California 91302, Telephone: (818) 878-6615. You may also read and copy any reports, statements and other information filed by Digital Insight with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Digital Insight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight stockholders in favor of the proposed transaction. Certain executive officers and directors of Digital Insight have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight’s stockholders in favor of the approval of the proposed transaction. Information concerning Intuit’s directors and executive officers is set forth in Intuit’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on November 3, 2006, and annual report on Form 10-K filed with the SEC on September 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intuit’s Investor Relations Website at http://www.intuit.com/about_intuit/investors.